Exhibit 10.8

LEONARDO DRS
INCENTIVE COMPENSATION PLAN
(ICP)
Last Revised February 24, 2021

1.    PLAN OBJECTIVES
The primary Plan objectives are:
1.1    To encourage individual effort and group teamwork toward the accomplishment of Company and Individual Performance Objectives.
1.2    To reward outstanding performance by Participants.
1.3    To provide total compensation that is competitive with the businesses with which the Company competes and sufficient to maintain the Company’s ability to attract, retain and motivate its participating employees.
1.4    To focus the attention of Participants on Corporate, Operating Unit and individual goals for the Plan Year.
2.    DEFINITIONS
2.1    Administrator: The Compensation Committee of the Board (as constituted from time to time, and including any successor committee) or its designee.
2.2    Affiliate(s): Any corporation, subsidiary or other entity controlled by the Company and designated by the Administrator as a participating entity in the Plan.
2.3    Award Letter: Written notification to a Participant informing the Participant of his or her Target Award for the Plan Year.
2.4    Award Payment: The amount of an ICP award payment made, or to be made, to a Participant as determined by the achievement of the designated Corporate, Operating Unit and Individual Performance Objectives.
2.5    Base Salary: The Participant’s annualized rate of base salary as of April 1 of the Plan Year before: (i) deductions for taxes, benefits or other required withholdings, and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.
2.6    Board: The Board of Directors of the Company, as constituted from time to time.
2.7    Calculated Award: The score of each performance component multiplied by the Target Award for each performance component, summed to calculate the total Calculated Award.
2.8    Cause: means (a) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Cause,”

“Cause” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following: (i) the Participant’s repeated or continued failure to perform his or her duties to the Company’s satisfaction (other than any such failure resulting from incapacity due to physical or mental illness), as determined in the Company’s sole discretion; (ii) the Participant’s engagement in dishonesty, illegal conduct or misconduct; (iii) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company; (iv) the Participant’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or crime that constitutes a misdemeanor involving moral turpitude; or (v) the Participant’s violations of the Company’s code of ethics and business conduct, as amended from time to time, as determined in the Company’s sole discretion.
2.9    CEO: The Chief Executive Officer of the Company.
2.10    Code: The U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.11    Committee: The Compensation Committee of the Board of Directors of the Company, as constituted from time to time.
2.12    Company: Leonardo DRS, Inc.
2.13    Corporate Performance Objectives: The Company’s annual financial and operational performance objectives established by senior management and approved by the Administrator.
2.14    Corporate Performance Objective Threshold(s): The minimum level of performance below which no Award Payment amount will be paid in connection with a Performance Objective, a target level of performance at which one hundred percent (100%) of the Target Award will be paid in connection with a Performance Objective, and a maximum level of performance above which no additional Award Payment amount will be paid in connection with a Performance Objective.
2.15    Disabled or Disability: Unless otherwise defined in an employment agreement between the Participant and the Company, a Participant’s inability to perform the duties of his or her employment on a full-time basis for six (6) consecutive months, as determined by the Committee.
2.16    Earned Award: The Calculated Award following any adjustments, up or down in accordance with Section 7, based upon review of a Participant’s contributions and other performance considerations.

2.17    EBITDA (Adjusted): The Company’s net earnings before income taxes, amortization of acquired intangible assets, depreciation, restructuring costs, interest, acquisition and divestiture related expenses, foreign exchange, non-service pension expenditures and other one-time non-operational events.
2.18    ICP or Plan: The Leonardo DRS Incentive Compensation Plan.
2.19    Individual Performance Objectives: Specific performance objectives established and approved for each Participant reflective of his/her functional area and individual responsibilities.
2.20    Operating Unit: A major business area or Company subsidiary, as designated by the Company and amended from time to time.
2.21    Operating Unit Performance Objectives: The specific financial and/or operating objectives established for each Operating Unit.
2.22    Participant: Those employees of the Company or an Affiliate selected to participate in the ICP and who receive an Award Letter pursuant to the Plan.
2.23    Payment Date: The date on which Award Payments are made to Participants.
2.24    Plan Year: January 1 through December 31.
2.25    Pro-rated Award Payment: An amount equal to the Award Payment otherwise payable to the Participant for the Plan Year, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Plan Year and the denominator of which is the number of days in the Plan Year.
2.26    Pro-rated Target Award: An amount equal to the Target Award a Participant otherwise would have been granted for the Plan Year, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Plan Year and the denominator of which is the number of days in the Plan Year.
2.27    Restrictive Covenants: The restrictions set forth in Section 11.15 and, if Participant is a party to, or participant in, an employment agreement, severance agreement or other agreement or plan with the Company, which agreement sets forth provisions regarding confidential information, non-solicitation or non-competition, the provisions set forth in such employment agreement, severance agreement or other agreement or plan.
2.28    Section 409A: Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

2.29    Solicit: means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
2.30    Target Award: The target award, calculated as a percentage of a Participant’s Base Salary in accordance with Section 6.3, potentially payable under the Plan to a Participant following the Plan Year. The target award assumes 100% achievement of all performance objectives for the Plan Year.
2.31    Target Performance Level: The fully satisfactory performance level at which the Calculated Award will equal 100% of the Target Award established for that performance objective.
2.32    Top Executives: The Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel, Executive Vice Presidents who report directly to the CEO. The actual number of executives covered by this definition may vary from time to time.
2.33    Treasury Regulations: The regulations promulgated under the Code by the United States Treasury Department, as amended.
2.34    United States GAAP: Generally accepted accounting principles in the United States.
3.    ADMINISTRATION
3.1    The Plan shall be administered by the Administrator.
3.2    The Administrator, in its sole discretion, may delegate all or part of its authority and powers under the Plan to the CEO; provided however, the Committee may not delegate its responsibility to issue Target Awards or determine Award Payments to the CEO.
3.3    Subject to the provisions of the Plan and applicable law, the Administrator shall have the power, in addition to other express powers and authorizations conferred on the Administrator by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Target Award or Award Payment; (iii) determine whether, to what extent, and under what circumstances Target Awards or Award Payments may be issued, modified, amended, withdrawn, rescinded, forfeited, suspended, reduced, eliminated, or clawed back; (iv) interpret and administer the Plan; (v) reconcile any inconsistency, correct any defect, and/or supply any omission, in the Plan or any instrument or agreement relating to, or Target Award granted under, the Plan; (vi) establish, amend, suspend, or waive any Plan rules or provisions for the administration, interpretation and/or application of the Plan; (vii) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; (viii) amend, alter, cancel, suspend, modify or terminate the Plan; and (ix) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.
3.4    All determinations and decisions made by the Administrator and any designee of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.5    The Administrator may appoint agents to assist in administering the Plan. The Administrator and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator and any officer or employee of the Company acting at the direction or on behalf of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.    ELIGIBILITY AND PARTICIPATION
4.1    Participation in the Plan is limited to those individuals employed by the Company or its Affiliates who are regularly scheduled to work 30 or more hours per week and selected to participate by the Administrator or its authorized designee.
4.2    The Administrator, or its authorized designee, shall select the individuals who shall be Participants for the Plan Year. Only those individuals designated by the Administrator to participate in the Plan for the Plan Year and who are issued an Award Letter under the Plan, may participate in the Plan for the designated Plan Year.
4.3    Subject to Section 4.2, an individual hired or promoted into an eligible position (as designated by the Administrator) prior to July 1 of the Plan Year, is eligible to receive a Pro-rated Target Award reflecting participation for a portion of the Plan Year.
4.4    Unless otherwise authorized by the Administrator, or its authorized designee, an individual hired or promoted into an otherwise eligible position after June 30 of the Plan Year is not eligible to participate in the Plan.
4.5    An individual who is designated as a Participant for the Plan Year is not guaranteed or assured of being selected for participation in any subsequent Plan Year. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan design and participation will be evaluated and determined on a year-to-year basis.
4.6    Except as provided herein, to be eligible to receive payments under the Plan, Participants must be actively and continuously employed by the Company through the Payment Date following the end of the Plan Year. If a Participant takes a leave of absence from the Company for a portion of the Plan Year, the Participant will be eligible to receive a Pro-rated Award Payment, reflecting participation for the period during which the Participant was actively employed and depending upon the type of leave and time away from the Company, as determined in the sole discretion of the Administrator.
4.7    If a Participant’s employment terminates and the Company or an Affiliate re-employs the Participant at any time thereafter, whether in the same or different Plan Year, the Participant shall not automatically resume participation in the ICP. Any subsequent participation in the ICP will be subject to designation by the Administrator and the issuance of a new Target Award.
5.    PERFORMANCE OBJECTIVES
5.1    Prior to, or reasonably promptly following the commencement of the Plan Year, subject to approval by the Administrator, the Company will establish the Corporate and/or Operating Unit Performance Objectives for the Plan Year.
5.2    The Administrator will approve the minimum, target and maximum Corporate Performance Objective Thresholds for each Corporate and Operating Unit Performance Objective for the Plan Year.
5.3    Individual Performance Objectives will be established for each Participant.
5.4    The Administrator will approve the relative weighting of the Corporate, Operating Unit and/or Individual Performance Objectives for the Plan Year.
6.    TARGET AWARDS
6.1    Prior to, or reasonably promptly following the commencement of the Plan Year, the Administrator shall establish or approve the Target Award for each Participant.
6.2    The Company shall notify each Participant of the Participant’s Target Award on or after January 1 of each Plan Year through issuance of an Award Letter.
6.3    Target Award amounts are based upon a percentage of each Participant’s Base Salary in effect as of April 1 of the Plan Year. The Target Award will be adjusted on a pro-rata basis to reflect any changes to a Participant’s Base Salary after April 1 of the Plan Year.

7.    DETERMINATION OF CALCULATED AND EARNED AWARDS
7.1    Following completion of the Plan Year, the Administrator shall determine or approve the extent to which Corporate, Operating Unit and/or Individual Performance Objectives (collectively, “Performance Objectives”) were achieved or exceeded. If the minimum Corporate Performance Objective Thresholds are not achieved for a designated Performance Objective, no Award Payments will be paid related to that Performance Objective.
7.2    To the extent the minimum Corporate Performance Objective Threshold is achieved for a Performance Objective, the Administrator shall certify in writing the extent to which the Performance Objective has been achieved or exceeded.
7.3    The Calculated Award is the sum of the weighted Performance Objectives. The Earned Award is determined by multiplying the Calculated Award by a discretionary factor selected at the discretion of the Company in accordance with Section 7.4.
7.4    Calculated and Earned Awards may be (i) increased or decreased for Participants who are not Top Executives at the discretion of the CEO, and (ii) decreased for Participants who are Top Executives, at the discretion of the Administrator based on circumstances or events unrelated to achievement of the Performance Objectives (e.g., inappropriate behavior or conduct; poor demonstration of critical competencies, etc.).
7.5    Payout ranges for each Performance Objective run from 0% to 200% of the Target Performance Level.
7.6    Earned Award recommendations will be reviewed and subject to approval by the CEO for Participants who are not Top Executives. Earned Awards for Top Executives are subject to the approval of the Administrator.
7.7    Earned Awards will be calculated and rounded to the nearest one hundred dollars.
8.    AWARD PAYMENTS
8.1    Earned Awards will be calculated within a reasonable period following the end of the Plan Year.
8.2    Except as otherwise provided herein, as soon as practicable following the determination of any Earned Awards, each Participant shall receive a cash lump sum payment of the Participant’s applicable Award Payment, less required and applicable withholdings and deductions. In no event shall such payment be made later than the fifteenth day of the third month following the end of a Plan Year.

8.3    Subject to the discretion of the CEO and approval by the Administrator, no Award Payments will be paid to Participants if the Company’s EBITDA (Adjusted) is 50% or less of plan for the Plan Year.
8.4    Subject to the discretion of the CEO and approval by the Administrator, Award Payments may not be paid to Participants if Operating Unit EBITDA is 50% or less of plan for the Plan Year.
8.5    The Administrator is authorized, in its sole discretion, to adjust or modify the calculation as to achievement of Corporate or Operating Unit Performance Objectives in connection with any one or more of the following events:
(a)    asset write-downs;
(b)    significant litigation or claim judgments or settlements;
(c)    the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
(d)    any reorganization and restructuring programs;
(e)    extraordinary nonrecurring items as in the Company’s financial statements for the applicable year or period;
(f)    acquisitions or divestitures;
(g)    any other specific unusual or nonrecurring events or objectively determinable category thereof (e.g., restructuring expenses);
(h)    foreign exchange gains and losses; and
(i)    a change in the Company’s fiscal year.
9.    EMPLOYMENT REQUIREMENT
9.1    Award Payments are not earned until the Payment Date. No Award Payments will be paid to any Participant who is not actively employed, in good standing, by the Company or an Affiliate on the Payment Date, subject to the discretion of (i) the CEO for Participants who are not Top Executives and (ii) the Administrator for Top Executives. Whether a Participant is employed in good standing as of the Payment Date shall be determined in the sole discretion of the Company.
9.2    In addition to being actively employed, in good standing, on the Payment Date, Participants must receive an overall performance rating of “Solid Performer” or better for the Plan Year in order to be eligible to receive payment of an Earned Award. Subject to Section 4, Participants with an overall performance rating of

“New to Role/Developing” may be eligible to receive a Pro-rated Award Payment at the discretion of the Administrator.
10.    TERMINATION OF EMPLOYMENT
10.1    Except as otherwise provided in this Section 10.1, Section 10.3, or in any employment agreement or severance arrangement of the Company or its Affiliates if a Participant’s employment terminates for any reason, the Participant shall cease to be eligible for any Award Payments not paid as of the date on which employment terminates, provided however, in the event a Participant is terminated involuntarily for reasons other than Cause, after July 1 of the Plan Year, the Administrator, in its sole discretion, may authorize a Pro-rated Award Payment reflecting the Participant’s participation for a portion of the Plan Year.
10.2    If a Participant’s employment is terminated for Cause, the Participant shall cease to be eligible for any Award Payments not paid as of the date on which employment terminates. The Company may require repayment of any Earned Award Payments previously paid to a Participant if it discovers facts that, if known earlier, would have constituted grounds for termination of employment for Cause prior to payment.
10.3    If a Participant’s employment is terminated by reason of the Participant’s death or Disability, the Administrator, in its sole discretion, may authorize a Pro-rated Award Payment to the Participant or the Participant’s beneficiary reflecting the Participant’s participation for a portion of the Plan Year in which employment terminated. In the case of a Participant’s Disability, employment shall be deemed to have terminated on the date the Administrator determines the Participant is Disabled.
10.4    Any Pro-rated Award Payments paid pursuant to this Section 10 will be made at the same time and in the same manner as Earned Award payments paid to other Participants.
10.5    In the event a Participant’s status changes during the Plan Year as a result of promotion, demotion, position re-evaluation or re-assignment, the Participant’s Target Award may be revised by the Administrator in its sole discretion. Target Awards will typically be pro-rated based on the amount of time spent in each position and the corresponding Target Award percentage for each position.
11.    GENERAL
11.1    Compliance with Legal Requirements. The Plan and the granting of Target Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

11.2    Non-transferability. A person’s rights and interests under the Plan, including any Target Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred.
11.3    No Right to Employment. Nothing in the Plan or in any Award Letter shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
11.4    No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to a Target Award under the Plan until such Target Award has been issued to such Participant. Participation in the Plan in one Plan Year does not connote or confer any right to participate in the Plan in any future Plan Year.
11.5    Withholding. The Company shall have the right to withhold from any amounts payable under the Plan, any federal, state or local income and/or payroll taxes required by law to be withheld, any other applicable withholdings or deductions, and to take such other action as the Company may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to payment of an Earned Award. The Company shall also be entitled to withhold from an Earned Award any amounts owed by the Participant to the Company. Participants will only receive the net amount remaining after all applicable taxes, withholdings and deductions have been collected.
11.6    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, alter, cancel, suspend, modify or terminate the Plan, in whole or in part, at any time and for any reason. Any Earned Awards earned prior to the date of modification or termination will be distributed in accordance with Plan provisions.
11.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
11.8    Governing Law, Jurisdiction, Venue. The laws of the Commonwealth of Virginia shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Plan regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought to the exclusive jurisdiction of the Circuit Court of Arlington County (Virginia) or the United States District Court for the Eastern District of Virginia (Alexandria Division). The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of the Plan shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
11.9    Section 409Aof the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Target Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly. The Board and the Committee will have full authority to give effect to the intent of the foregoing.
Without limiting the generality of this Section 11.9, with respect to any Target Award made under the Plan that is “deferred compensation” subject to Section 409A:
(a)    any payment due upon termination of the Participant’s employment will be paid only upon such Participant’s separation from service from the Company within the meaning of Section 409A;
(b)    any payment to be made with respect to such Target Award in connection with the Participant’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; and
(c)    for purposes of determining whether the Participant has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
11.10    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
11.11    Severability. In the event any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
11.12    Non-exclusive. Nothing in the Plan shall limit the authority of the Company to adopt other compensation arrangements for a Participant.
11.13    Successors. Subject to Section 11.6, all obligations of the Company under the Plan with respect to Target Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
11.14    Effect on Other Benefits. Amounts paid or payable under the Plan may be taken into account in determining payments or benefits under any other compensation or benefit plan, but only to the extent provided for, or not explicitly prohibited by, any governing plan documents.
11.15    Non-Solicitation. During the term of Participant’s employment with the Company and for a period of twelve (12) months following termination of the Participant’s employment, the Participant will not, directly or indirectly, either on Participant’s own behalf or on behalf of any other individual or commercial enterprise: (i) Solicit, induce or assist any third party in Soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) months) an employee, consultant, independent contractor or agent of Company (collectively, “Covered Employee”) to leave the employment of the Company or cease performing services for the Company; (ii) hire or engage or assist any third party in hiring or engaging, any Covered Employee; or (iii) Solicit, induce or assist any third party in Soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.
This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into the Plan. However, it will not be deemed a violation of this Section if the Participant merely updates the Participant’s LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section.
11.16    Forfeiture for Violation of Restrictive Covenants. The grant of an Award Payment and Participant’s agreement to the Restrictive Covenants are intended to be mutually dependent promises and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by applicable law: (i) any Award Payment that has not yet been paid shall cease to be payable and (ii) any Award Payment that has been paid to Participant during the twelve (12) months prior to Participant’s breach or threatened breach of the Restrictive Covenants shall be forfeited for no consideration.
11.17    Clawback. In the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that an Earned Award paid pursuant to the Plan would have been a lower amount had it been calculated based on such restated results, the Administrator shall review such Earned Award. If the Administrator determines: (i) the amount of any such Earned Award actually paid to a Participant (the “Awarded Compensation”) would have been a lower amount had it been calculated based on such restated financial statements (the “Actual Compensation”), and (ii) such restatement is the result of negligence, misconduct, deception, non-disclosure, policy violation or fraud by a Participant, the Administrator, in its sole discretion, may, to the extent permitted by applicable law, require repayment of a portion or all of any Award Payment from any Participants knowledgeable of, responsible for, or contributing to, the negligence, misconduct, deception, non-disclosure, policy violation or fraud resulting in the restatement (such difference, the “Excess Compensation”). If the Administrator determines to seek repayment for the Excess Compensation, it shall issue a written demand for repayment from the Participant and, if the Participant does not within a reasonable period thereafter tender repayment in response to such demand, and the Administrator determines the Participant is unlikely to do so, the Administrator may authorize the Company to seek a court order against the Participant for such repayment.
The Company shall not be required to pay Participants any additional amounts in the event the restated financials would have otherwise resulted in a higher Award Payment.
The action permitted to be taken under this Section 11.17 is in addition to, and not in lieu of, any and all other rights of the Company under applicable law or any other clawback policy adopted by the Company or its Affiliates from time to time or required by applicable law and shall apply notwithstanding anything to the contrary in the Plan.
11.18    Shortened Statute of Limitations. Each Participant agrees to shorten the applicable statute of limitations and agrees that no claims or causes of actions may be brought against the Company or any its subsidiaries or Affiliates or any of their directors, officers, employees, controlling persons, agents or representatives based upon, directly or indirectly, any claim that arises under the Plan more than twelve (12) months after the date of the action that is the subject of the claim or lawsuit. Each Participant agrees to waive any statute of limitations to the contrary.